Exhibit 10.7

Summary of Certain Compensation for
Directors of Park National Corporation

Annual Retainers and Meeting Fees

Each director of Park National Corporation (“Park”) who is not an employee of Park or one of Park’s subsidiaries (a “non-employee director”) receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 120 common shares of Park awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the “Directors’ Stock Plan”).

Each non-employee director receives $1,000 for each meeting of the Park Board of Directors attended and $400 for each meeting of a committee of the Park Board of Directors attended.  If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting.

In addition, each member of the Executive Committee of the Park Board of Directors receives a $2,500 annual cash retainer and each member of the Audit Committee of the Park Board of Directors (other than the Chair) receives a $2,000 annual cash retainer.  The Chair of the Audit Committee receives a $5,000 annual cash retainer.

Each non-employee director of Park also serves on the board of directors of The Park National Bank, the national bank subsidiary of Park (“PNB”), or on the advisory board of one of PNB’s divisions, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors’ Stock Plan and, in some cases, a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of PNB or the advisory board of the applicable division of PNB (and committees of the respective boards).

In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.

C. Daniel DeLawder, Harry O. Egger, William T. McConnell, William A. Phillips and David L. Trautman receive no compensation for: (a) serving as a member of the Board of Directors of Park; (b) serving as a member of the board of directors of PNB or the advisory board of one of its divisions; or (c) serving as a member of any committee of the respective boards.

Other Compensation

William T. McConnell is employed by PNB in a non-executive officer capacity.  In such capacity, he received the amount of $33,000 during the fiscal year ended December 31, 2010 (the “2010 fiscal year”).  William A. Phillips is employed by the Century National Bank Division of PNB, in a non-executive officer capacity.  In such capacity, he received the amount of $33,000 during the 2010 fiscal year.  Harry O. Egger is employed by the Security National Bank Division of PNB in a non-executive officer capacity.  In such capacity, Mr. Egger received $33,000 during the 2010 fiscal year.